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Exhibit 23.1


          CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM




         We consent to the incorporation by reference in this Registration Statement on Form S-4 of Farmers Capital Bank Corporation of our reports dated March 10, 2006 with respect to the consolidated financial statements of Farmers Capital Bank Corporation, and management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which reports appear in the Annual Report on Form 10-K of Farmers Capital Bank Corporation for the year ended December 31, 2005, and the reference to us under the heading "Experts" in the prospectus.


                                       /s/ Crowe Chizek and Company LLC

                                       Crowe Chizek and Company LLC



Louisville, Kentucky
June 19, 2006